September 23, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:T. Rowe Price Short-Term Bond Fund, Inc. ("Registrant")
File Nos.: 002-87568/811-3894
Post-Effective Amendment No.: 34

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), the above-referenced Post-Effective Amendment (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Shearman & Sterling LLP
Shearman & Sterling LLP